Exhibit 8.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Pop Culture (HK) Holding Limited	Hong Kong
Heliheng Culture Co., Ltd.	PRC
Pop Culture Global Operations Inc.	California
Xiamen Pop Investment Co., Ltd.	PRC
Fujian Pupu Shuzhi Sports Industry Development Co., Ltd.	PRC

Variable Interest Entity	Place of Incorporation
Xiamen Pop Culture Co., Ltd.	PRC

Subsidiaries of Variable Interest Entity	Place of Incorporation
Shanghai Pupu Sibo Sports Technology Development Co., Ltd.	PRC
Xiamen Pop Network Technology Co., Ltd.	PRC
Guangzhou Shuzhi Culture Communication Co., Ltd.	PRC
Shenzhen Pop Digital Industry Development Co., Ltd.	PRC
Xiamen Pupu Digital Technology Co., Ltd.	PRC
Hualiu Digital Entertainment (Beijing) International Culture Media Co., Ltd.	PRC
Xiamen Pop Sikai Interactive Technology Co., Ltd.	PRC
Zhongpu Shuyuan (Xiamen) Digital Technology Co., Ltd.	PRC
Xiamen Qiqin Technology Co., Ltd.	PRC
Shenzhen Jam Box Technology Co., Ltd.	PRC
Xiamen Pop Shuzhi Culture Communication Co., Ltd.	PRC
Fujian Shuzhi Fuxin Exhibition Co., Ltd.	PRC